Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Financial Corp. Reports Third Quarter 2024 Results;
Third Quarter Net Income Increased 31.3% Over Prior Quarter
ST. PETERSBURG, FL. — October 24, 2024 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income of $1.1 million, or $0.18 per diluted common share, for the third quarter of 2024, an increase of 31.3% compared to $0.9 million, or $0.12 per diluted common share, in the second quarter of 2024.
“The highlight of the third quarter of 2024 was the 31% increase in net income compared to the preceding quarter, led by increases in net interest income and higher gain on sale of government guaranteed loans,” stated Thomas G. Zernick, Chief Executive Officer. “Our Government Guaranteed Lending team had another good quarter, producing $94.4 million in new government guaranteed loans; however, this volume was below both the second quarter of 2024 and the third quarter of 2023. Our team is focused on meeting loan origination targets, while also adhering to prudently conservative credit quality metrics. The result of these efforts is better profitability reflected in lower net charge-offs, lower expenses compared to the third quarter last year, and faster revenue growth than expense growth compared to the second quarter of this year. While we made progress this quarter, we have much more work to do to improve profitability and consistently demonstrate high performing characteristics.”
“Our community bank business model, which includes serving individuals, families and small businesses, continues to build franchise value in our great community bank in Tampa Bay,” Zernick continued. “We were honored to be named the best bank in Florida in 2024 by Forbes Magazine which is a testament to our incredible customers and employees.”
Third Quarter 2024 Performance Review
•The Company’s government guaranteed loan origination team originated $94.4 million in new government guaranteed loans during the third quarter of 2024, a slight decrease from $98.7 million of loans produced in the previous quarter, and a decrease from $155.9 million of loans produced during the third quarter of 2023. Demand was down in the third quarter for the Company's Bolt loan program, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country while the Bank's Core SBA 7(a) loan program had $9 million of higher production in the third quarter compared to the second quarter and $5 million higher production compared to the third quarter of 2023. As we mentioned earlier this year, we have taken proactive steps to strengthen the credit characteristics of this business which has contributed to the decrease in origination of Bolt loans; however, the volume is still significant compared to the SBA 7(a) small loans originated by our peers. Since the launch in 2022, the Company has originated 5,231 Bolt loans totaling $676.6 million, of which 502 Bolt loans totaling $65.2 million were originated during the quarter.
•Loans held for investment increased by $34.1 million, or 3.4%, during the third quarter of 2024 to $1.04 billion and increased $164.0 million, or 18.7%, over the past year. During the quarter, the Company originated $166.7 million of loans and sold $84.0 million of government guaranteed loan balances. The majority of the loan growth was to individuals and businesses across the Tampa Bay and Sarasota regions.

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

•Deposits increased $69.8 million, or 6.7%, during the third quarter of 2024 and increased $94.4 million, or 9.3%, over the past year to $1.11 billion.
•Book value and tangible book value at September 30, 2024 were $20.86 per common share, an increase from $20.54 at June 30, 2024.
•Net interest margin decreased by 9 basis points to 3.34% in the third quarter of 2024, from 3.43% in the second quarter of 2024. The decrease was attributable to a one-time unamortized premium recognition related to a purchased USDA loan which prepaid during the quarter. Excluding this item, the net interest margin would have been down 1 basis point compared to the second quarter.
Results of Operations
Net Income
Net income was $1.1 million for the third quarter of 2024, compared to $0.9 million in the second quarter of 2024 and $1.9 million in the third quarter of 2023. The increase in net income for the third quarter of 2024 from the preceding quarter was primarily the result of an increase in net interest income of $0.3 million and an increase in gain on sale of government guaranteed loans of $0.5 million partially offset by an increase in noninterest expense of $0.5 million. The decrease in net income from the third quarter of 2023 was due to a decrease in government guaranteed loan fair value gains of $1.1 million and a decrease in gain on sale of government guaranteed loans of $1.0 million, partially offset by an increase in net interest income of $1.1 million and lower compensation expense of $0.3 million.
In the first nine months of 2024, net income was $2.8 million, a decrease from $4.0 million for the first nine months of 2023. The decrease was primarily due to higher provision for credit losses of $2.5 million, a decrease in government guaranteed fair value gains of $1.1 million, and higher noninterest expense of $2.2 million, partially offset by higher gain on sale of government guaranteed loans of $2.3 million and higher government guaranteed loan packaging fees of $1.3 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $9.4 million in the third quarter of 2024, an increase from $9.2 million during the second quarter of 2024, and an increase from $8.4 million during the third quarter of 2023. The net interest margin decreased by 9 basis points to 3.34% in the third quarter of 2024, from 3.43% in the second quarter of 2024.
The increase in net interest income from continuing operations during the third quarter of 2024, as compared to the second quarter of 2024, was mainly due to an increase in loan interest income, including fees, of $1.0 million and a decrease in the interest cost on borrowings of $0.4 million, partially offset by higher interest cost on deposits of $1.2 million. The increase was partially offset by $0.3 million due to a one-time recognition of unamortized premium related to a purchased USDA government guaranteed loan which prepaid during the third quarter of 2024.
The increase in net interest income from continuing operations during the third quarter of 2024, as compared to the year ago quarter, was mainly due to an increase in interest income of $3.8 million, partially offset by higher interest expense on deposits.
Net interest income from continuing operations was $27.4 million in the first nine months of 2024, a decrease from $27.6 million in the first nine months of 2023. The decrease was mainly due to an increase in interest expense of $11.6 million, partially offset by an increase in interest income, including fees, of $11.4 million.
Noninterest Income
Noninterest income from continuing operations was $12.3 million for the third quarter of 2024, which was an increase from $11.7 million in the second quarter of 2024 and a decrease from $14.7 million in the third quarter of 2023. The increase in the third quarter of 2024, as compared to the second quarter of 2024, was primarily the result of an increase in gain on sale of government guaranteed loans of $0.5 million. The decrease in the third quarter of 2024, as compared to the third quarter of 2023, was the result of decreases in gain on sale of government guaranteed loans of

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

$1.0 million, fair value gains on government guaranteed loans of $1.1 million, government guaranteed loan packaging fees of $0.3 million, and other noninterest income of $0.2 million.
Noninterest income from continuing operations was $38.2 million for the first nine months of 2024, which was an increase from $35.1 million for the first nine months of 2023. The increase was primarily the result of increases in gain on sale of government guaranteed loans of $2.3 million and government guaranteed loan packaging fees of $1.3 million, partially offset by a decrease in fair value gains on government guaranteed loans of $1.1 million.
Noninterest Expense
Noninterest expense from continuing operations was $17.1 million in the third quarter of 2024 compared to $16.6 million in the second quarter of 2024 and $17.4 million in the third quarter of 2023. The increase in the third quarter of 2024, as compared to the prior quarter, was primarily due to an increase in compensation expense of $0.5 million. The decrease in the third quarter of 2024, as compared to the third quarter of 2023, was primarily due to lower compensation expense of $0.3 million and lower marketing and business development expenses of $0.4 million, partially offset by higher data processing expenses of $0.3 million.
Noninterest expense from continuing operations was $51.4 million for the first nine months of 2024 compared to $49.2 million for the first nine months of 2023. The increase was the result of increases in data processing expense of $0.8 million, loan origination and collection expense of $0.9 million, professional services expenses of $0.5 million, and other noninterest expenses of $0.6 million. The increases were partially offset by a decrease in marketing and business development expenses of $1.0 million.
Balance Sheet
Assets
Total assets increased $27.2 million, or 2.2%, during the third quarter of 2024 to $1.25 billion, mainly due to an increase of $34.1 million in loans held for investment. Compared to the third quarter last year, total assets increased $111.1 million, or 9.8%, driven by growth of loans held for investment of $164.0 million, or 18.7%, offset by lower excess cash and cash equivalents of $48.2 million, or 42.8%, from the year ago quarter.
Loans
Loans held for investment increased $34.1 million, or 3.4%, during the third quarter of 2024 and $164.0 million, or 18.7%, over the past year to $1.04 billion, due to originations in both conventional community bank loans and government guaranteed loans, partially offset by government guaranteed loan sales.
Deposits
Deposits increased $69.8 million, or 6.7%, during the third quarter of 2024 and increased $94.4 million, or 9.3%, from the third quarter of 2023, ending the third quarter of 2024 at $1.11 billion. During the third quarter, there were increases in noninterest-bearing deposit account balances of $2.0 million, interest-bearing transaction account balances of $11.5 million, savings and money market deposit account balances of $35.0 million and time deposit balances of $21.4 million. The majority of the deposits are generated through the community bank. At September 30, 2024, approximately 78% of total deposits were insured by the FDIC. At times, the Bank has brokered time deposit and non-maturity deposit relationships available to diversify its funding sources. At September 30, 2024, June 30, 2024, and September 30, 2023, the Company had $76.9 million, $60.1 million, and $0.2 million, respectively, of brokered deposits.
Asset Quality
The Company recorded a provision for credit losses in the third quarter of $3.1 million, compared to provisions of $3.0 million for the second quarter of 2024 and $3.0 million during the third quarter of 2023.
The ratio of ACL to total loans held for investment at amortized cost was 1.48% at September 30, 2024, 1.50% as of June 30, 2024, and 1.68% as of September 30, 2023. The ratio of ACL to total loans held for investment at amortized

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

cost, excluding government guaranteed loan balances, was 1.70% at September 30, 2024, 1.73% as of June 30, 2024, and 2.03% as of September 30, 2023.
Net charge-offs for the third quarter of 2024 were $2.8 million, which was a decrease from $3.3 million for the second quarter of 2024 and an increase from $2.2 million in the third quarter of 2023. Annualized net charge-offs as a percentage of average loans held for investment at amortized cost were 1.16% for the third quarter of 2024, compared to 1.45% in the second quarter of 2024 and 1.13% in the third quarter of 2023. Nonperforming assets to total assets were 1.38% as of September 30, 2024, compared to 1.28% as of June 30, 2024, and 0.88% as of September 30, 2023. Nonperforming assets, excluding government guaranteed loan balances, to total assets were 0.88% as of September 30, 2024, compared to 0.82% as of June 30, 2024, and 0.71% as of September 30, 2023. As we discussed last quarter, the Bank developed an express modification program for SBA 7(a) borrowers to help those borrowers who are challenged with larger payments in the higher interest rate environment compared to interest rates at the time the loans were originated. To date 400 SBA 7(a) borrowers have been offered loan modification options. These efforts have helped and are expected to continue to help reduce net charge-offs.
Capital
The Bank’s Tier 1 leverage ratio was 8.41% as of September 30, 2024, compared to 8.73% as of June 30, 2024, and 9.16% as of September 30, 2023. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 10.14% as of September 30, 2024, compared to 10.54% as of June 30, 2024, and 12.21% as of September 30, 2023. The total capital to risk-weighted assets ratio was 11.39% as of September 30, 2024, compared to 11.79% as of June 30, 2024, and 13.47% as of September 30, 2023.
Liquidity
The Bank's overall liquidity position remains strong and stable with liquidity in excess of internal minimums as stated by policy and monitored by management and the Board. The on-balance sheet liquidity ratio at September 30, 2024 was 8.62%, as compared to 9.33% at December 31, 2023. The Bank has robust liquidity resources which include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve, and lines of credit with other financial institutions. As of September 30, 2024, the Bank had $10.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions. This compares to $55.0 million and $10.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions at June 30, 2024 and December 31, 2023, respectively.
Recent Events
Fourth Quarter Common Stock Dividend. On October 22, 2024, BayFirst’s Board of Directors declared a fourth quarter 2024 cash dividend of $0.08 per common share. The dividend will be payable December 15, 2024 to common shareholders of record as of December 1, 2024. The Company has continuously paid quarterly common stock cash dividends since 2016.
Conference Call
BayFirst’s management team will host a conference call on Friday, October 25, 2024, at 9:00 a.m. ET to discuss its third quarter results. Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (800) 549-8228 to participate in the call using Conference ID 30458. A replay of the call will be available for one year at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. It was named the best bank in Florida in 2024, according to Forbes and was the 5th largest SBA 7(a) lender by number of units originated and 11th largest by dollar volume nationwide through the SBA's fiscal year ended September 30, 2024. Additionally, it

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

was the 3rd largest SBA 7(a) lender in dollar volume in the 5 county Tampa Bay market for the SBA's 2024 fiscal year. As of September 30, 2024, BayFirst Financial Corp. had $1.25 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, weather events, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Balance sheet data:
Average loans held for investment at amortized cost	$948,535	$902,417	$855,040	$825,196	$789,167
Average total assets	1,228,040	1,178,501	1,126,315	1,108,550	1,088,517
Average common shareholders’ equity	86,381	84,948	85,385	82,574	81,067
Total loans held for investment	1,042,445	1,008,314	934,868	915,726	878,447
Total loans held for investment, excl gov’t gtd loan balances	885,444	844,659	776,302	698,106	687,141
Allowance for credit losses	14,186	13,843	13,906	13,497	13,365
Total assets	1,245,099	1,217,869	1,144,194	1,117,766	1,133,979
Common shareholders’ equity	86,242	84,911	84,578	84,656	82,725
Share data:
Basic earnings per common share	$0.18	$0.12	$0.11	$0.32	$0.42
Diluted earnings per common share	0.18	0.12	0.11	0.32	0.41
Dividends per common share	0.08	0.08	0.08	0.08	0.08
Book value per common share	20.86	20.54	20.45	20.60	20.12
Tangible book value per common share (1)	20.86	20.54	20.45	20.60	20.12
Performance and capital ratios:
Return on average assets(2)	0.37%	0.29%	0.29%	0.60%	0.71%
Return on average common equity(2)	3.48%	2.26%	2.06%	6.37%	8.46%
Net interest margin(2)	3.34%	3.43%	3.42%	3.48%	3.36%
Dividend payout ratio	43.98%	68.91%	75.27%	25.03%	19.15%
Asset quality ratios:
Net charge-offs	$2,757	$3,261	$3,652	$2,612	$2,234
Net charge-offs/avg loans held for investment at amortized cost(2)	1.16%	1.45%	1.71%	1.27%	1.13%
Nonperforming loans(3)	$15,489	$12,312	$9,877	$9,688	$9,518
Nonperforming loans (excluding gov't gtd balance)(3)	$10,992	$8,054	$7,568	$8,264	$7,997
Nonperforming loans/total loans held for investment(3)	1.62%	1.34%	1.15%	1.18%	1.20%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment(3)	1.15%	0.87%	0.88%	1.00%	1.01%
ACL/Total loans held for investment at amortized cost	1.48%	1.50%	1.62%	1.64%	1.68%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans	1.70%	1.73%	1.88%	2.03%	2.03%
Other Data:
Full-time equivalent employees	295	302	313	305	307
Banking center offices	12	12	12	11	10
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(2) Annualized
(3) Excludes loans measured at fair value

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total shareholders’ equity	$102,293	$100,962	$100,629	$100,707	$94,165
Less: Preferred stock liquidation preference	(16,051)	(16,051)	(16,051)	(16,051)	(11,440)
Total equity available to common shareholders	86,242	84,911	84,578	84,656	82,725
Less: Goodwill	—	—	—	—	—
Tangible common shareholders' equity	$86,242	$84,911	$84,578	$84,656	$82,725

Common shares outstanding	4,134,059	4,134,219	4,134,914	4,110,470	4,110,650
Tangible book value per common share	$20.86	$20.54	$20.45	$20.60	$20.12

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)	9/30/2024	6/30/2024	9/30/2023
Assets
Cash and due from banks	$4,708	$4,226	$4,501
Interest-bearing deposits in banks	59,675	56,546	108,052
Cash and cash equivalents	64,383	60,772	112,553
Time deposits in banks	2,264	2,261	4,631
Investment securities available for sale, at fair value (amortized cost $41,104, $42,885, and $44,569 at September 30, 2024, June 30, 2024, and September 30, 2023, respectively)	37,984	38,685	39,683
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $13, $14, and $19 (fair value: $2,321, $2,273, and $2,282 at September 30, 2024, June 30, 2024, and September 30, 2023, respectively)	2,487	2,486	2,482
Nonmarketable equity securities	4,997	7,132	4,250
Government guaranteed loans held for sale	595	—	1,855
Government guaranteed loans held for investment, at fair value	86,441	86,142	84,178
Loans held for investment, at amortized cost	956,004	922,172	794,269
Allowance for credit losses on loans	(14,186)	(13,843)	(13,365)
Net Loans held for investment, at amortized cost	941,818	908,329	780,904
Accrued interest receivable	8,537	8,000	6,907
Premises and equipment, net	38,736	39,088	37,992
Loan servicing rights	15,966	15,770	14,216
Deferred income tax assets	—	—	414
Right-of-use operating lease assets	2,018	2,305	2,594
Bank owned life insurance	26,330	26,150	25,630
Other assets	12,543	19,080	15,292
Assets from discontinued operations	—	36	398
Total assets	$1,245,099	$1,217,869	$1,133,979
Liabilities:
Noninterest-bearing deposits	$95,995	$94,040	$98,008
Interest-bearing transaction accounts	247,923	236,447	267,404
Savings and money market deposits	455,297	420,271	350,110
Time deposits	312,981	291,630	302,274
Total deposits	1,112,196	1,042,388	1,017,796
FHLB borrowings	10,000	55,000	—
Subordinated debentures	5,954	5,952	5,947
Notes payable	2,048	2,162	2,503
Accrued interest payable	1,114	1,172	632
Operating lease liabilities	2,271	2,497	2,812
Deferred income tax liabilities	1,488	1,000	—
Accrued expenses and other liabilities	7,735	6,565	9,409
Liabilities from discontinued operations	—	171	715
Total liabilities	1,142,806	1,116,907	1,039,814

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)	9/30/2024	6/30/2024	9/30/2023
Shareholders’ equity:
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at September 30, 2024, June 30, 2024, and September 30, 2023; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at September 30, 2024, June 30, 2024, and September 30, 2023; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Preferred stock, Series C; no par value, 10,000 shares authorized, 6,446 shares issued and outstanding at September 30, 2024 and June 30, 2024, and no shares issued and outstanding as of September 30, 2023; aggregate liquidation preference of $6,446 at September 30, 2024 and June 30, 2024	6,446	6,446	1,835
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,134,059, 4,134,219, and 4,110,650 shares issued and outstanding at September 30, 2024, June 30, 2024, and September 30, 2023, respectively	54,780	54,773	54,500
Accumulated other comprehensive loss, net	(2,312)	(3,113)	(3,621)
Unearned compensation	(978)	(1,081)	(1,242)
Retained earnings	35,073	34,653	33,409
Total shareholders’ equity	102,293	100,962	94,165
Total liabilities and shareholders’ equity	$1,245,099	$1,217,869	$1,133,979

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
Interest income:
Loans, including fees	$20,442	$19,414	$16,032	$58,084	$45,475
Interest-bearing deposits in banks and other	1,000	1,013	1,588	2,972	4,188
Total interest income	21,442	20,427	17,620	61,056	49,663
Interest expense:
Deposits	11,609	10,448	9,055	32,272	21,076
Other	384	797	172	1,411	1,033
Total interest expense	11,993	11,245	9,227	33,683	22,109
Net interest income	9,449	9,182	8,393	27,373	27,554
Provision for credit losses	3,122	3,000	3,001	10,180	7,708
Net interest income after provision for credit losses	6,327	6,182	5,392	17,193	19,846
Noninterest income:
Loan servicing income, net	918	805	760	2,518	2,149
Gain on sale of government guaranteed loans, net	6,143	5,595	7,139	19,827	17,576
Service charges and fees	447	452	408	1,343	1,166
Government guaranteed loans fair value gain, net	3,416	3,202	4,543	9,923	11,021
Government guaranteed loan packaging fees	903	1,022	1,158	3,332	2,076
Other noninterest income	445	577	671	1,250	1,076
Total noninterest income	12,272	11,653	14,679	38,193	35,064
Noninterest Expense:
Salaries and benefits	7,878	7,829	7,912	23,712	23,527
Bonus, commissions, and incentives	1,141	659	1,406	3,371	3,515
Occupancy and equipment	1,248	1,273	1,262	3,631	3,608
Data processing	1,789	1,647	1,526	4,996	4,189
Marketing and business development	532	540	929	1,660	2,696
Professional services	853	877	816	3,079	2,587
Loan origination and collection	1,956	1,958	1,981	5,633	4,697
Employee recruiting and development	595	549	543	1,741	1,667
Regulatory assessments	309	279	284	870	615
Other noninterest expense	763	999	768	2,754	2,140
Total noninterest expense	17,064	16,610	17,427	51,447	49,241
Income before taxes from continuing operations	1,535	1,225	2,644	3,939	5,669
Income tax expense from continuing operations	398	349	674	1,043	1,415
Net income from continuing operations	1,137	876	1,970	2,896	4,254
Loss from discontinued operations before income taxes	—	(14)	(62)	(92)	(275)
Income tax benefit from discontinued operations	—	(4)	(15)	(23)	(68)
Net loss from discontinued operations	—	(10)	(47)	(69)	(207)

Net income	1,137	866	1,923	2,827	4,047
Preferred dividends	385	386	208	1,156	624
Net income available to common shareholders	$752	$480	$1,715	$1,671	$3,423

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
Basic earnings (loss) per common share:
Continuing operations	$0.18	$0.12	$0.43	$0.42	$0.89
Discontinued operations	—	—	(0.01)	(0.02)	(0.05)
Basic earnings per common share	$0.18	$0.12	$0.42	$0.40	$0.84

Diluted earnings (loss) per common share:
Continuing operations	$0.18	$0.12	$0.42	$0.42	$0.88
Discontinued operations	—	—	(0.01)	(0.02)	(0.05)
Diluted earnings per common share	$0.18	$0.12	$0.41	$0.40	$0.83

BayFirst Financial Corp. Reports Third Quarter 2024 Results
October 24, 2024

Loan Composition

(Dollars in thousands)	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Real estate:
Residential	$321,740	$304,234	$285,214	$264,126	$248,973
Commercial	292,026	288,185	273,227	293,595	280,620
Construction and land	33,784	35,759	36,764	26,272	25,339
Commercial and industrial	200,212	192,140	182,264	177,566	174,238
Commercial and industrial - PPP	1,656	2,324	2,965	3,202	15,364
Consumer and other	92,546	85,789	63,854	47,287	39,024
Loans held for investment, at amortized cost, gross	941,964	908,431	844,288	812,048	783,558
Deferred loan costs, net	18,060	17,299	16,233	14,707	12,928
Discount on government guaranteed loans sold	(7,880)	(7,731)	(7,674)	(7,040)	(6,623)
Premium on loans purchased, net	3,860	4,173	4,252	4,503	4,406
Loans held for investment, at amortized cost, net	956,004	922,172	857,099	824,218	794,269
Government guaranteed loans held for investment, at fair value	86,441	86,142	77,769	91,508	84,178
Total loans held for investment, net	$1,042,445	$1,008,314	$934,868	$915,726	$878,447

Nonperforming Assets (Unaudited)

(Dollars in thousands)	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Nonperforming loans (government guaranteed balances), at amortized cost, gross	$4,497	$4,258	$2,309	$1,424	$1,521
Nonperforming loans (unguaranteed balances), at amortized cost, gross	10,992	8,054	7,568	8,264	7,997
Total nonperforming loans, at amortized cost, gross	15,489	12,312	9,877	9,688	9,518
Nonperforming loans (government guaranteed balances), at fair value	24	341	94	—	96
Nonperforming loans (unguaranteed balances), at fair value	1,535	1,284	729	648	363
Total nonperforming loans, at fair value	1,559	1,625	823	648	459
OREO	—	1,633	404	—	—
Repossessed assets	94	—	—	—	—
Total nonperforming assets, gross	$17,142	$15,570	$11,104	$10,336	$9,977
Nonperforming loans as a percentage of total loans held for investment(1)	1.62%	1.34%	1.15%	1.18%	1.20%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment(1)	1.15%	0.87%	0.88%	1.00%	1.01%
Nonperforming assets as a percentage of total assets	1.38%	1.28%	0.97%	0.92%	0.88%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.88%	0.82%	0.70%	0.74%	0.71%
ACL to nonperforming loans(1)	91.59%	112.44%	140.79%	139.32%	128.60%
ACL to nonperforming loans (excluding government guaranteed balances)(1)	129.06%	171.88%	183.75%	163.32%	152.29%
(1) Excludes loans measured at fair value
Note: Transmitted on Globe Newswire on October 24, 2024, at 4:00 p.m. ET.